As filed with the Securities and Exchange Commission on November 14, 2022
Registration Number 333-260415
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Velo3D, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-1556965
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
511 Division Street
Campbell, California
95008
(408) 610-3915
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Benyamin Buller
Chief Executive Officer
511 Division Street
Campbell, California
(408) 610-3915
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Per B. Chilstrom, Esq.
Fenwick & West LLP
902 Broadway
New York, NY 10010
(212) 430-2600
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
This filing constitutes a post-effective amendment to the registration statement on Form S-1 (File No. 333-260415), which was initially declared effective on October 28, 2021. This post-effective amendment shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, or on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

EXPLANATORY NOTE
On October 21, 2021, Velo3D, Inc. (the “Company” or “Velo3D”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-260415) (as amended, the “Registration Statement”). The Registration Statement was initially declared effective by the SEC on October 28, 2021 and initially registered for resale by the selling holders identified in the prospectus included therein up to (i) an aggregate of 169,147,569 shares of the Company’s common stock, par value $0.00001 per share (the “common stock”), and (ii) up to 4,450,000 warrants (the “private placement warrants”) originally issued in a private placement to Spitfire Sponsor LLC. Additionally, the prospectus related to the offer and sale of (i) up to 8,625,000 shares of common stock that are issuable by the Company upon the exercise of 8,625,000 warrants originally issued in the Company’s initial public offering (the “IPO”); and (ii) up to 4,450,000 shares of common stock that are issuable by the Company upon the exercise of the private placement warrants. On March 28, 2022, the Company filed Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement with the SEC to include information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and to update certain other information in the Registration Statement; Post-Effective Amendment No. 1 was declared effective by the SEC on April 5, 2022.
This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (this “Post-Effective Amendment No. 2”) to the Registration Statement is being filed by the Company to convert the Registration Statement into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of securities that were previously registered for resale or issuance on the Registration Statement.
No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable filing fees were previously paid by the Company at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2022
PRELIMINARY PROSPECTUS
Velo3D, Inc.
116,461,301 Shares of Common Stock
391,838 Warrants to Purchase Shares of Common Stock
9,016,838 Shares of Common Stock Underlying Warrants
This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 116,461,301 shares of our common stock, par value $0.00001 per share (our “common stock”), consisting of (i) up to 4,020,000 shares of our common stock issued in a private placement of 15,500,000 shares of our common stock (the “PIPE shares”) pursuant to subscription agreements each entered into on March 22, 2021 (the “PIPE Financing”); (ii) up to 752,856 shares of our common stock (the “Founder Shares”) issued in connection with the consummation of the Merger (as defined herein), in exchange for our Class B ordinary shares originally issued in a private placement to Spitfire Sponsor LLC (the “Sponsor”); (iii) up to 111,296,607 shares of our common stock issued or issuable to certain former stockholders and equity award holders of Legacy Velo3D (the “Legacy Velo3D equity holders”) in connection with or as a result of the consummation of the Merger, consisting of (a) up to 95,978,978 shares of our common stock; (b) up to 1,902,945 shares of our common stock issuable upon the exercise of certain options; and (c) up to 13,414,684 shares of our common stock (the “Earn-Out Shares”) that certain Legacy Velo3D equity holders have the contingent right to receive upon the achievement of certain vesting conditions; and (iv) up to 391,838 shares of our common stock issuable upon the exercise of the private placement warrants (as defined below); and (B) up to 391,838 warrants (the “private placement warrants”) originally issued in a private placement to the Sponsor.
In addition, this prospectus relates to the offer and sale of: (i) up to 8,625,000 shares of our common stock that are issuable by us upon the exercise of 8,625,000 warrants (the “public warrants”) originally issued in our initial public offering (the “IPO”); and (ii) up to 391,838 shares of our common stock that are issuable by us upon the exercise of the private placement warrants.
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our common stock or warrants, except with respect to amounts received by us upon the exercise of the warrants for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock or warrants. See “Plan of Distribution” beginning on page 24 of this prospectus.
Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “VLD” and “VLD WS”, respectively. On November 9, 2022, the last reported sales price of our common stock was $2.19 per share and the last reported sales price of our public warrants was $0.30 per warrant.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 7 of this prospectus, as well as the sections entitled “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2021, beginning on page 48 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, beginning on page 55 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and beginning on page 57 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which reports are incorporated by reference in this prospectus, to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                                   , 2022.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement, originally filed on Form S-1 and subsequently converted to Form S-3, that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of warrants. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement or, if permitted, any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or, if required, a post-effective amendment, to the registration statement to add information to, or update or change information contained or incorporated by reference in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.” Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.
Unless the context otherwise requires, references in this prospectus to references to:
•“JAWS Spitfire” refer to JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication (as defined herein);
•“Legacy Velo3D” refer to Velo3D, Inc., a Delaware corporation, prior to the closing of the Merger (as defined herein);
•“Velo3D” refer to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company), and its consolidated subsidiary following the closing of the Merger; and
•“we,” “us,” and “our” or the “Company” refer to Velo3D following the closing of the Merger and to Legacy Velo3D prior to the closing of the Merger.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“Amended and Restated Registration Rights Agreement” means the amended and restated registration rights agreement, entered into on the Closing Date, between the Company and certain of its security holders (including the Initial Stockholders).
“Board” or “Board of Directors” means the board of directors of the Company.
“Bylaws” means the restated bylaws of the Company.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire, Merger Sub and Legacy Velo3D, as amended by Amendment #1 to Business Combination Agreement dated as of July 20, 2021.
“Certificate of Incorporation” means the restated certificate of incorporation of the Company.
“common stock” means the shares of common stock, par value $0.00001 per share, of the Company.
“Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of JAWS Spitfire, prior to the Domestication, which automatically converted, on a one-for-one basis, into shares of common stock in connection with the Closing.
“Closing” means the closing of the Merger.
“Closing Date” means September 29, 2021.
“Company” means Velo3D following the Closing and to Legacy Velo3D prior to the Closing.
“Domestication” means the domestication contemplated by the Business Combination Agreement, whereby JAWS Spitfire effected a deregistration and a transfer by way of continuation from the Cayman Islands to the State of Delaware, pursuant to which JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware.
“DGCL” means the General Corporation Law of the State of Delaware.
“Earn-Out Shares” means up to 21,758,148 shares of our common stock issuable pursuant to the Business Combination Agreement to certain Legacy Velo3D equity holders upon the achievement of certain vesting conditions.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Founder Shares” means the 8,625,000 shares of our common stock issued to the Sponsor and the other Initial Stockholders in connection with the automatic conversion of the Class B ordinary shares in connection with the Closing.
“Initial Stockholders” means the Sponsor together with Andy Appelbaum, Mark Vallely and Serena J. Williams.
“IPO” means the Company’s initial public offering, consummated on December 7, 2020, of 34,500,000 units (including 4,500,000 units that were issued to the underwriters in connection with the exercise in full of their over-allotment option) at $10.00 per unit.
“JAWS Spitfire” refers to JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company, prior to the Closing.
“Legacy Velo3D” means Velo3D, Inc., a Delaware corporation (n/k/a Velo3D US, Inc.), prior to the Closing.

“Legacy Velo3D equity holder” means certain former stockholders and equity award holders of Legacy Velo3D.
“Merger” and “Reverse Recapitalization” mean the merger contemplated by the Business Combination Agreement, whereby Merger Sub merged with and into Legacy Velo3D, with Legacy Velo3D surviving the merger as a wholly-owned subsidiary of the Company on the Closing Date.
“Merger Sub” means Spitfire Merger Sub, Inc., a Delaware corporation.
“NYSE” means the New York Stock Exchange.
“PIPE Financing” means the private placement pursuant to which the PIPE Investors collectively subscribed for 15,500,000 shares of our common stock at $10.00 per share, for an aggregate purchase price of $155,000,000, on the Closing.
“PIPE Investors” means certain institutional investors that invested in the PIPE Financing.
“PIPE Shares” means the 15,500,000 shares of our common stock issued in the PIPE Financing, of which 7,381,428 are offered for resale pursuant to this prospectus.
“private placement warrants” means the 4,450,000 warrants originally issued to the Sponsor in a private placement in connection with our IPO.
“public warrants” means the 8,625,000 warrants included in the units issued in our IPO.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Securityholders” means the selling securityholders named in this prospectus.
“Sponsor” means Spitfire Sponsor LLC, a Delaware limited liability company.
“Subscription Agreements” means, collectively, those certain subscription agreements, entered into on March 22, 2021, between the Company and the PIPE Investors.
“Velo3D” refers to Velo3D, Inc., a Delaware corporation (f/k/a JAWS Spitfire Acquisition Corporation, a Cayman Islands exempted company), and its consolidated subsidiary following the Closing.

PROSPECTUS SUMMARY
This summary may not contain all the information that you should consider before investing in our common stock and warrants. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial statements and related notes incorporated by reference herein, before making an investment decision.
Company Overview
We seek to fulfill the promise of additive manufacturing, also referred to as 3D printing (“AM”), to deliver breakthroughs in performance, cost and lead time in the production of high-value metal parts.
We produce a full-stack hardware and software solution based on our proprietary laser powder bed fusion (“L-PBF”) technology, which enables support-free production. Our technology enables the production of highly complex, mission-critical parts that existing AM solutions cannot produce without the need for redesign or additional assembly. Our products give our customers who are in space, aviation, defense, energy and industrial markets the freedom to design and produce metal parts with complex internal features and geometries that had previously been considered impossible for AM. We believe our technology is years ahead of competitors.
Our technology is novel compared to other AM technologies based on its ability to deliver high-value metal parts that have complex internal channels, structures and geometries. This affords a wide breadth of design freedom for creating new metal parts and it enables replication of existing parts without the need to redesign the part to be manufacturable with AM. Because of these features, we believe our technology and product capabilities are highly valued by our customers. Our customers are primarily original equipment manufacturers (“OEMs”) and contract manufacturers who look to AM to solve issues with traditional metal parts manufacturing technologies. Those traditional manufacturing technologies rely on processes, including casting, stamping and forging, that typically require high volumes to drive competitive costs and have long lead times for production. Our customers look to AM solutions to produce assemblies that are lighter, stronger and more reliable than those manufactured with traditional technologies. Our customers also expect AM solutions to drive lower costs for low-volume parts and substantially shorter lead times. However, many of our customers have found that legacy AM technologies failed to produce the required designs for the high-value metal parts and assemblies that our customers wanted to produce with AM. As a result, other AM solutions often require that parts be redesigned so that they can be produced and frequently incur performance losses for high-value applications. For these reasons, AM solutions of our competitors have been largely relegated to tooling and prototyping or the production of less complex, lower-value metal parts.
In contrast, our technology can deliver complex high value metal parts with the design advantages, lower costs and faster lead times associated with AM, and generally avoids the need to redesign the parts. As a result, our customers have increasingly adopted our technology into their design and production processes. We believe our value is reflected in our sales patterns, as most customers purchase a single machine to validate our technology and purchase additional systems over time as they embed our technology in their product roadmap and manufacturing infrastructure. We consider this approach a “land and expand” strategy, oriented around a demonstration of our value proposition followed by increasing penetration with key customers.
Corporate Information
We were incorporated on September 11, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name JAWS Spitfire Acquisition Corporation. On December 7, 2020, JAWS Spitfire completed the IPO. On September 29, 2021, JAWS Spitfire consummated the Merger with Legacy Velo3D pursuant to the Business Combination Agreement. In connection with the Merger, JAWS Spitfire’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware and JAWS Spitfire changed its name to Velo3D, Inc.
Our address is 511 Division Street, Campbell, CA 95008. Our telephone number is (408) 610-3915. Our website address is https://www.velo3d.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

The Offering

Issuer	Velo3D, Inc.

Issuance of common stock

Shares of common stock offered by us
Up to 9,016,838 shares of common stock issuable upon exercise of warrants, consisting of:
a.up to 8,625,000 shares of common stock that are issuable upon the exercise of the public warrants; and
b.up to 391,838 shares of common stock that are issuable upon the exercise of the private placement warrants

Shares of common stock outstanding as November 7, 2022	186,418,770 shares of common stock

Exercise price of public warrants and private placement warrants	$11.50 per share, subject to adjustments as described herein

Use of proceeds
We will receive up to an aggregate of approximately $150.4 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for investment in growth and general corporate purposes. See “Use of Proceeds.”

Resale of common stock and warrants

Shares of common stock offered by the Selling Securityholders
Up to 116,461,301 shares of common stock, consisting of:
a.up to 4,020,000 PIPE Shares;
b.up to 752,856 Founder Shares;
c.up to 111,296,607 shares of common stock issued or issuable to the Legacy Velo3D equity holders in connection with or as a result of the consummation of the Merger consisting of:
i.up to 95,978,978 shares of our common stock;
ii.up to 1,902,945 shares of common stock issuable upon the exercise of certain options; and
iii.up to 13,414,684 Earn-Out Shares
d.up to 391,838 shares of our common stock issuable upon the exercise of the private placement warrants

Warrants offered by the Selling Securityholders	Up to 391,838 private placement warrants

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders.

NYSE symbols	Our common stock and public warrants are listed on the NYSE under the symbols VLD and VLD WS, respectively.

Risk factors
Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in our securities. Please see the section entitled “Risk Factors” beginning on page 7 of this prospectus, as well as the sections entitled “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2021, beginning on page 48 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, beginning on page 55 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and beginning on page 57 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which reports are incorporated by reference in this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should consider the risk factors described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which reports are incorporated herein by reference, in addition to the factors set forth below and other information contained in or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment, if required, before purchasing any of our common stock or warrants. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. See “Where You Can Find More Information; Incorporation by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain matters discussed in this prospectus and the documents incorporated by reference in this prospectus may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “anticipate,” “believe,” “estimate,” “may,” “expect” and similar expressions are generally intended to identify forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed in the section entitled “Risk Factors,” and elsewhere in this prospectus and the documents incorporated by reference herein, where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Such forward-looking statements include, but are not limited to, statements about:
•our market opportunity;
•the ability to maintain the listing of our common stock and the public warrants on the NYSE, and the potential liquidity and trading of such securities;
•the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, our ability to grow and manage growth profitably and retain our key employees;
•changes in applicable laws or regulations;
•the inability to develop and maintain effective internal control over financial reporting;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•regulatory developments in the United States and foreign countries;
•the impact of laws and regulations;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our financial performance;
•the effect of the ongoing COVID-19 pandemic on the foregoing; and
•other factors detailed under the section entitled “Risk Factors”.
The forward-looking statements contained in this prospectus and the documents incorporated by reference herein reflect our views and assumptions only as of the date of this prospectus or such document, as applicable. Except as required by law, we assume no responsibility for updating any forward-looking statements.
We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $150.4 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for investment in growth, and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our restated certificate of incorporation (the “Certificate of Incorporation”), our restated bylaws (the “Bylaws”), and the warrant agreement, dated as of December 7, 2020 (the “Warrant Agreement”), between us and Continental Stock Transfer & Trust Company, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation, the Bylaws and the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities
Authorized Capitalization
General
The total amount of our authorized share capital consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of November 7, 2022, we had 186,418,770 shares of common stock outstanding held of record by 201 holders and no shares of preferred stock outstanding.
Common Stock
Voting rights
Each holder of common stock is entitled to one (1) vote for each share of common stock held of record by such holder on all matters voted upon by our stockholders; provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of common stock are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.
Dividend rights
Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of shares of common stock are entitled to receive ratably, in proportion to the number of shares of common stock held by them, such dividends and other distributions in cash, stock or property of our company when, as and if declared thereon by the Board from time to time out of assets or funds of our company legally available therefor.
Rights upon liquidation
Subject to the rights of holders of preferred stock, if any, in the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding-up, if any, our remaining net assets will be distributed to the holders of shares of common stock and the holders of shares of any other class or series ranking equally with the shares of common stock upon such dissolution, liquidation or winding-up, equally on a per-share basis.
Other rights
No holder of shares of common stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to common stock. The rights, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that we may issue in the future.
Preferred Stock
The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of common stock, restricting dividends on our capital stock, diluting the voting power of the common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. The Board currently consists of nine (9) directors, which are divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors.
Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast is sufficient to elect such directors to the Board.
Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors hold office until the expiration of their respective terms of office and until their successors have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor has been elected and qualified.
Subject to the rights, if any, of any series of preferred stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than 2/3 of our outstanding voting stock (as defined below) then entitled to vote at an election of directors. Any such director proposed to be removed from office is entitled to advance written notice as described in the Certificate of Incorporation.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by us, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting is given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized But Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the common stock (or warrants) remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws), the President, or the Board acting pursuant to a resolution adopted by a majority of the Board and may not be called by the stockholders or any other person or persons. Such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than 60 days before the date fixed for the meeting. Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting. These provisions might discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. Furthermore, the DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and the Bylaws do not provide for cumulative voting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Certificate of Incorporation provides that the provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in voting power of all the then-outstanding shares of common stock entitled to vote thereon; provided, however, that if at least 66-2/3% of the entire Board have approved such amendment or repeal of any provision of the Certificate of Incorporation, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire Board then in office (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board) or (B) without the approval of the Board, by the affirmative vote of the holders of 66-2/3% of our outstanding voting stock entitled to vote on such amendment or repeal, voting as a single class, provided that if 66-2/3% of the entire Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “Business Combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Generally, a “Business Combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various Business Combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the Business Combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of our company or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that derivative actions brought in the name of our company, actions against directors, officers and employees for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws and actions asserting a claim against us governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
In addition, the Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States is the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on December 7, 2021, provided in each case that we have an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. The warrants will expire September 29, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.
We have agreed to file with the SEC a registration statement covering the shares of common stock issuable upon exercise of the warrants, to cause such registration statement to become effective, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement, provided that if our shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. During any period when we will have failed to maintain an effective registration statement, warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $18.00
We may call the warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holder.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants When the Price Per Share of Common Stock Equals or Exceeds $10.00
We may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of common stock, except as otherwise described below;

•if, and only if, the closing price of the shares of our common stock equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before we send the notice of redemption to the warrant holders;
•if, and only if, the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and
•if, and only if, there is an effective registration statement covering the issuance of our common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.
The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of common stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.365
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.365
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.365
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.365
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.365
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.365
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.365
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.365
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.365
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.365
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.365
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.365
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.365
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.365
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.365

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.365 shares of common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of common stock.
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of common stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
If we call the warrants for redemption when the price per share of common stock equals or exceeds $18.00, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is given to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management team does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.     If the number of outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per shares of common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, and (ii) “historical fair market value” means the volume weighted average price of shares of common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of common stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of share of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in JAWS Spitfire’s prospectus for the IPO but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants will not be redeemable by us, except as described above when the price per share of common stock equals or exceeds $10.00, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants.
Transfer Agent and Warrant Agent
The transfer agent for common stock and warrant agent for the public warrants and private placement warrants is Continental Stock Transfer & Trust Company.

SELLING SECURITYHOLDERS
The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:
•up to 4,020,000 PIPE Shares;
•up to 752,856 Founder Shares;
•up to 111,296,607 shares of common stock issued or issuable to the Legacy Velo3D equity holders in connection with or as a result of the consummation of the Merger, consisting of:
◦up to 95,978,978 shares of common stock (“Legacy Velo3D Holder Shares”);
◦up to 1,902,945 shares of common stock issuable upon the exercise certain options (“Legacy Velo3D Option Shares”); and
◦up to 13,414,684 Earnout Shares
•up to 391,838 shares of common stock issuable upon the exercise of private placement warrants;
•up to 391,838 Private Placement Warrants;
The term “Selling Securityholders” includes the securityholders listed in the tables below and their permitted transferees and others who later come to hold any of the selling securityholders’ interest in the shares of common stock or warrants in accordance with the terms of the applicable agreements governing their respective registration rights, other than through public sale.
The following tables provide, as of October 31, 2022, information regarding the beneficial ownership of our common stock and warrants of each Selling Securityholder, the number of shares of common stock and number of warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering.
Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.
We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these shares.

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
Benyamin Buller(2)	8,129,423	8,129,423	—	—
Entities affiliated with Baron(3)	10,544,459	520,000	10,024,459	5.7%
Entities affiliated with Bessemer Venture Partners(4)	42,884,768	42,884,768	—	—
Entities affiliated with Khosla Ventures(5)	34,375,037	34,375,037	—	—
Entities affiliated with William H. Stimpson(6)	500,000	500,000	—	—
Hedosophia Public Investments Limited(7)	3,000,000	3,000,000	—	—
PIV Fund I, L.P.(8)	25,907,379	25,907,379	—	—
Matthew Walters(9)	1,162,823	1,144,694	18,129	*

	Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering(1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(2)
Matthew Walters(9)	391,838	391,838	—	—
* Less than 1%
__________________
(1)The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 186,418,770 shares of common stock outstanding, assuming the issuance of all Earnout Shares, and the sale of all Resale Securities by the selling securityholders.
(2)Shares registered for sale hereby offered consist of 4,889,598 Legacy Velo3D Holder Shares, 1,902,945 Velo3D Holder Option Shares and 1,336,880 Earnout Shares. Mr. Buller serves as the Chief Executive Officer and as a director of the Company.
(3)Shares registered for sale hereby consist of 330,000 PIPE Shares held by LVIP Baron Growth Opportunities Fund (“LVIP Baron”) and 190,000 PIPE Shares held by VY Baron Growth Portfolio (“VY Baron”). BAMCO, Inc., as the subadviser to LVIP Baron and VY Baron, has voting and investment control over the shares held by LVIP Baron and VY Baron. As the principal of BAMCO, Inc., Mr. Baron may additionally be deemed to have beneficial ownership of the shares held by LVIP Baron and VY Baron. The address for BAMCO, Inc is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(4)Shares registered for sale hereby consist of (i) 16,842,013 Legacy Velo3D Holder Shares held by and 2,233,130 Earnout Shares that may be issued to Bessemer Venture Partners IX Institutional L.P. (“Bessemer Institutional”) and (ii) 21,022,227 Legacy Velo3D Holder Shares held by and 2,787,398 Earnout Shares that may be issued to Bessemer Venture Partners IX L.P. (“Bessemer IX”) (together, the “Bessemer Entities”). Deer IX & Co. L.P., (“Deer IX L.P.”), is the general partner of the Bessemer Entities. Deer IX & Co. Ltd. (“Deer IX Ltd.”), is the general partner of Deer IX L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Robert M. Stavis and Adam Fisher are the directors of Deer IX Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the shares held by the Bessemer Entities are made by the directors of Deer IX Ltd. acting as an investment committee. Mr. Cowan disclaims beneficial ownership interest of the Legacy Velo3D Holder Shares held by and Earnout Shares that may be issued to the Bessemer Entities except to the extent of his pecuniary interest, if any, in such shares through an indirect interest in the Bessemer Entities. The address for the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.
(5)Shares registered for sale hereby consist of 19,069 Legacy Velo3D Holder Shares held by and 2,528 Earnout Shares that may be issued to Khosla Ventures Seed B (CF), L.P. (“Seed B CF”), 335,972 Legacy Velo3D Holder Shares held by and 44,546 Earnout Shares that may be issued to Khosla Ventures Seed B, L.P. (“Seed B”) and 29,995,704 Legacy Velo3D Holder Shares held by and 3,977,218 Earnout Shares that may be issued to Khosla Ventures V, L.P. (“KV V”). Khosla Ventures Seed Associates B, LLC ("KVSA B") is the general partner of Seed B and Seed B CF. Khosla Ventures Associates V, LLC ("KVA V") is the general partner of KV V. Vinod Khosla is the managing member of VK Services, LLC ("VK Services"), which is the sole manager of KVSA B and KVA V. Each of KVSA B, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by Seed B and Seed B CF, and each of KVSA B, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by Seed B and Seed B CF. Each of KVA V, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by KV V, and each of KVA V, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by KV V. Each of KVSA B, KVA V, VK Services and Vinod Khosla disclaims beneficial ownership of such shares except to the extent of his or its respective pecuniary interests therein. The business address of each of the foregoing entities is 2128 Sand Hill Road, Menlo Park, CA 94025.
(6)Shares registered for sale hereby consist of 376,406 PIPE Shares held by Bienville Global Opportunities Fund, LP and 123,594 PIPE Shares held by Bienville FF Master Fund, LP. The general partner for Bienville Global Opportunities Fund, LP is BGOF GP, LLC. The general partner for Bienville FF Master Fund, LP is BFF GP, LLC. William H. Stimpson, II is the managing member of both BGOF GP, LLC and BFF GP, LLC.

(7)Shares registered for sale hereby consist of 3,000,000 PIPE Shares. The board of directors of Hedosophia Public Investments Limited comprises Ian Osborne, Iain Stokes, Rob King and Trina Le Noury and each director has shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3QL.
(8)Shares registered for sale hereby consist of 22,874,395 Legacy Velo3D Holder Shares and 3,032,984 Earnout Shares. PIV GP, L.L.C. is the general partner of PIV Fund I, L.P. Richard E. (“Ricardo”) Angel and Mark Stout Gudiksen are the managing members of PIV GP, L.L.C. and Mr. Angel and Mr. Gudiksen are the managing partners of Piva Capital, Inc., the management company of PIV Fund I, L.P, and therefore Messrs. Angel and Gudiksen may be deemed to share voting and investment power over the shares held by PIV Fund I, L.P..
(9)For purposes of the first table, shares registered for sale hereby consist of 752,856 Founder Shares and 391,838 shares issuable upon exercise of the private placement warrants. For purposes of the second table, warrants for sale hereby consist of 391,838 private placement warrants. The first table assumes the exercise in full of the private placement warrants held by Mr. Walters and the second table assumes no exercise of the private placement warrants held by Mr. Walters. The Founder Shares and private placement warrants held by Mr. Walters were acquired through a pro rata distribution from the Sponsor, and Mr. Walters is the record holder of such securities. Mr. Walters is a member of our board of directors.
For information regarding certain related party transactions involving certain of the Selling Securityholders, see “Certain Relationships and Related Party Transactions” in this prospectus.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their employees, partners, members or stockholders;
•short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•by pledge to secure debts and other obligation;
•directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•through agents;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and
•through a combination of any of these methods or any other method permitted by applicable law.
The Selling Securityholders may effect the distribution of our common stock and warrants from time to time in one or more transactions either:
•at a fixed price or prices, which may be changed from time to time;
•at market prices prevailing at the time of sale;
•at prices relating to the prevailing market prices; or

•at negotiated prices.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus.
The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
We and the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our common stock and warrants, including liabilities under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock and warrants. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of common stock and warrants through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•the name of the selling security holder;
•the number of common stock and warrants being offered;
•the terms of the offering;
•the names of the participating underwriters, broker-dealers or agents;
•any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•the public offering price;
•the estimated net proceeds to us from the sale of the common stock and warrants;
•any delayed delivery arrangements; and
•other material terms of the offering.
In addition, upon being notified by a Selling Securityholder that a donee, pledgee, transferee or other successor in-interest intends to sell common stock and warrants, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such selling stockholders have a material relationship.
The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.
There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the common stock and warrants offered under this prospectus.
In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
Under the Amended and Restated Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

Under the Amended and Restated Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until (i) all such securities have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) such securities have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such securities does not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Selling Securityholder that is party to the Amended and Restated Registration Rights Agreement, when all such securities held by such Selling Securityholder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144. Under the Subscription Agreements, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms apart with respect to the PIPE Shares until the earliest of (i) September 29, 2024; (ii) the date on which the PIPE Investor ceases to hold any PIPE Shares; or (iii) on the first date on which each PIPE Investor is able to sell all of its PIPE Shares under Rule 144 within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for us to be in compliance with the current public information requirement under Rule 144. Under the Warrant Agreement, we have agreed to maintain the effectiveness of this registration statement in respect of the shares of common stock issuable upon the exercise of the public warrants and the private placement warrants until the expiration or redemption of such warrants. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of common stock or warrants pursuant to the distribution effected through this registration statement.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.velo3d.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 28, 2022;
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 12, 2022, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on November 14, 2022;
•our Current Reports on Form 8-K filed with the SEC on March 2, 2022 (but only with respect to Item 5.02 thereto), June 10, 2022, July 15, 2022, and July 29, 2022.

•the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 2, 2020, as updated by the description of our common stock contained in Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2021, including any subsequent amendments or reports filed for the purpose of updating such description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the filing of Post Effective Amendment No. 2 to Form S-1 on Form S-3 of the registration statement and prior to the effectiveness of such post-effective amendment, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made by telephone at 1 (408)-610-3915, or by sending a written request to Velo3D, Inc., 511 Division Street, Campbell, California 95008, Attention: Investor Relations.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling securityholders in disposing of the securities).:

SEC registration fee	$125,126.24
Legal fees and expenses*	*
Accounting fees and expenses*	*
Printer fees and Miscellaneous expenses*	*
Total*	*
__________________
*Estimated fees and expenses not currently known.
Item 15. Indemnification of Officers and Directors
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).
As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation (the “Certificate of Incorporation”), contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws (the “Bylaws”) provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights conferred in the bylaws are not exclusive.
The Registrant has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Registrant of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
Item 16. Exhibits
(a)Exhibits.

Exhibit Number		Incorporated by Reference
	Exhibit Title	Form	Exhibit	Filing Date
2.1	Business Combination Agreement, dated as of March 22, 2021, by and among JAWS Spitfire Acquisition Corporation, Spitfire Merger Sub, Inc., and Velo3D, Inc.	8-K	2.1	03/23/2021
2.2	Amendment No. 1 to the Business Combination Agreement, dated July 20, 2021, by and among JAWS Spitfire Acquisition Corporation, Spitfire Merger Sub, Inc., and Velo3D, Inc.	S-4/A	Annex AA	07/20/2021
3.1	Certificate of Incorporation of Velo3D, Inc.	8-K	3.1	10/05/2021
3.2	Restated Bylaws of Velo3D, Inc.	8-K	3.2	10/05/2021
4.1	Specimen Unit Certificate	S-1	4.1	11/27/2020
4.2	Specimen Ordinary Share Certificate	S-1	4.2	11/27/2020
4.3	Specimen Warrant Certificate	S-1	4.3	11/27/2020
4.4	Certificate of Corporate Domestication of JAWS Spitfire Acquisition Corporation	8-K	4.4	10/05/2021
4.5	Warrant Agreement between Continental Stock Transfer & Trust Company and JAWS Spitfire Acquisition Corporation, dated December 7, 2020	8-K	4.1	12/08/2020
5.1**	Legal Opinion of Fenwick & West LLP
23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Velo3D, Inc.
23.2**	Consent of Fenwick & West LLP (included as part of Exhibit 5.1)
24.1**	Power of attorney
__________________
*Filed herewith.
**    Previously filed.
Item 17. Undertakings
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that subparagraphs (i),(ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment no. 2 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on November 14, 2022.

VELO3D, INC.

By:	/s/ Benyamin Buller
Benyamin Buller
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 2 to the registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Benyamin Buller	Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2022
Benyamin Buller

/s/ William McCombe	Chief Financial Officer and Director (Principal Financial Officer)	November 14, 2022
William McCombe

/s/ Bernard Chung	Vice President of Finance (Principal Accounting Officer)	November 14, 2022
Bernard Chung

*	Chairman and Director	November 14, 2022
Carl Bass

*	Director	November 14, 2022
Michael Idelchik

*	Director	November 14, 2022
Stefan Krause

/s/ Ellen Pawlikowski	Director	November 14, 2022
Ellen Pawlikowski

*	Director	November 14, 2022
Ellen Smith

*	Director	November 14, 2022
Gabrielle Toledano

*	Director	November 14, 2022
Matthew Walters

*By: /s/ William McCombe		November 14, 2022
Attorney-in-Fact